persons of any such party except in their capacity as trustees of the Fund and
(b) by the shareholders or the Board of Trustees of the Fund. Each Fund's investment management agreement may be terminated at any time upon 60 days' notice by either party, or by a majority vote of the outstanding shares of the Fund, and will terminate automatically upon assignment. If additional Funds become subject to an investment management agreement, the provisions concerning continuation, amendment and termination shall be on a Fund by Fund basis. Additional Funds may be subject to a different agreement.


The current investment management fee rates paid by the Funds are in the prospectus, see "Investment Manager and Underwriter." The investment management fees paid by each Fund for its last three fiscal years are shown in the table below (except for the Opportunity Fund which commenced operations on October 1, 1997).



                            FUND                                   1997           1996          1995
                            ----                                   ----           ----          ----
Adjustable Rate.............................................    $   493,000       627,000       887,000
Diversified.................................................    $ 4,664,000     4,239,000     4,152,000
Government..................................................    $15,888,000    18,159,000    19,681,000
High Yield..................................................    $23,419,000    19,436,000    17,917,000
Income and Capital..........................................    $ 3,162,000     3,194,000     2,923,000
Mortgage....................................................    $13,793,000    16,340,000    21,526,000+
Short-Intermediate Government...............................    $ 1,014,000     1,230,000     1,626,000+


---------------
+ Includes amounts paid during the fiscal year ended July 31, 1995 and the fiscal period from August 1, 1995 to September 30, 1995.


FUND SUB-ADVISER. ZIML, 1 Fleet Place, London, U.K. EC4M 7RQ, an affiliate of ZKI, is the sub-adviser for the foreign securities portion of the Diversified, High Yield, Opportunity, and Income and Capital Funds. ZIML acts as sub-adviser pursuant to the terms of a Sub-Advisory Agreement between it and ZKI for each such Fund.



Under the terms of the Sub-Advisory Agreement for a Fund, ZIML renders investment advisory and management services with regard to that portion of the Fund's portfolio as may be allocated to ZIML by ZKI from time to time for management of foreign securities, including foreign currency transactions and related investments. ZIML may, under the terms of each Sub-Advisory Agreement, render similar services to others including other investment companies. For its services, ZIML receives from ZKI a monthly fee at the annual rate of .30% of the portion of the average daily net assets of each Fund allocated by ZKI to ZIML for management. ZIML permits any of its officers or employees to serve without compensation as trustees or officers of the Fund if elected to such positions.


Each Sub-Advisory Agreement provides that ZIML will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of ZIML in the performance of its duties or from reckless disregard by ZIML of its obligations and duties under the Sub-Advisory Agreement.


Each Sub-Advisory Agreement continues in effect from year to year so long as its continuation is approved at least annually (a) by a majority of the trustees who are not parties to such agreement or interested persons of any such party except in their capacity as trustees of the Fund and (b) by the shareholders or the Board of Trustees. Each Sub-Advisory Agreement may be terminated at any time for a Fund upon 60 days notice by ZKI, ZIML or the Board of Trustees, or by a majority vote of the outstanding shares of the Fund, and will terminate automatically upon assignment or upon the termination of the Fund's investment management agreement. If additional Funds become subject to a Sub-Advisory Agreement, the provisions concerning continuation, amendment and termination shall be on a Fund-by-Fund basis. Additional Funds may be subject to a different agreement. The sub-advisory fees paid by ZKI to ZIML for the Diversified, High Yield and Income and Capital Fund's 1997 fiscal year were $3,821, $0 and $0, respectively. The Opportunity Fund commenced operations on October 1, 1997.

PRINCIPAL UNDERWRITER. Pursuant to separate underwriting and distribution services agreements ("distribution agreements"), KDI, a wholly owned subsidiary of ZKI, is the principal underwriter and distributor for the shares of each Fund and acts as agent of each Fund in the continuous offering of its shares. KDI bears all its expenses of providing services pursuant to the distribution agreement, including the payment of any commissions. Each Fund pays the cost for the prospectus and shareholder reports to be set in type and printed for existing shareholders, and KDI, as principal underwriter, pays for the printing and distribution of copies thereof used in connection with the offering of shares to prospective investors. KDI also pays for supplementary sales literature and advertising costs.



Each distribution agreement continues in effect from year to year so long as such continuance is approved for each class at least annually by a vote of the Board of Trustees of the Fund, including the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the agreement. Each agreement automatically terminates in the event of its assignment and may be terminated for a class at any time without penalty by a Fund or by KDI upon 60 days notice. Termination by a Fund with respect to a class may be by vote of a majority of the Board of Trustees, or a majority of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the agreement, or a "majority of the outstanding voting securities" of the class of the Fund, as defined under the Investment Company Act of 1940. The agreement may not be amended for a class to increase the fee to be paid by a Fund with respect to such class without approval by a majority of the outstanding voting securities of such class of the Fund and all material amendments must in any event be approved by the Board of Trustees in the manner described above with respect to the continuation of the agreement. The provisions concerning the continuation, amendment and termination of the distribution agreement are on a Fund by Fund basis and for each Fund on a class by class basis.

CLASS A SHARES. The following information concerns the underwriting commissions paid in connection with the distribution of each Fund's Class A shares for the fiscal years noted (except for the Opportunity Fund which commenced operations on October 1, 1997).



                                                                                                        COMMISSIONS
                                                          COMMISSIONS           COMMISSIONS               PAID TO
           CLASS A SHARES                FISCAL YEAR    RETAINED BY KDI    KDI PAID TO ALL FIRMS    KDI AFFILIATED FIRMS
           --------------                -----------    ---------------    ---------------------    --------------------
Adjustable Rate......................       1997           $    8,000               58,000                      0
                                            1996           $   11,000               88,000                      0
                                            1995           $   22,000              161,000                 40,000
Diversified..........................       1997           $  178,000            1,166,000                      0
                                            1996           $  129,000              737,000                 69,000
                                            1995           $   75,000              462,000                 68,000
Government...........................       1997           $  221,000            1,410,000                 10,000
                                            1996           $  330,000            2,024,000                 91,000
                                            1995           $  380,000            2,427,000                325,000
High Yield...........................       1997           $1,714,000           11,779,000                181,000
                                            1996           $  857,000            6,035,000                226,000
                                            1995           $  476,000            3,430,000                435,000
Income and Capital...................       1997           $   53,000            1,283,000                      0
                                            1996           $  115,000              914,000                 74,000
                                            1995           $   96,000              767,000                110,000
Mortgage.............................       1997           $   29,000              201,000                      0
                                            1996           $   38,000              226,000                 11,000
                                            1995+          $   20,000              183,000                 29,000
Short-Intermediate Government........       1997           $    8,000               82,000                      0
                                            1996           $    9,000               70,000                  1,000
                                            1995+          $   23,000              220,000                 77,000


---------------
 + Includes amounts paid during fiscal year ended July 31, 1995 and fiscal period from August 1, 1995 to September 30, 1995.


CLASS B SHARES AND CLASS C SHARES. Since the distribution agreement provides for fees charged to Class B and Class C shares that are used by KDI to pay for distribution services (see the prospectus under "Investment Manager and Underwriter"), the agreement (the "Plan"), is approved and renewed separately for the Class B and Class C shares in accordance with Rule 12b-1 under the Investment Company Act of 1940, which regulates the manner in which an investment company may, directly or indirectly, bear expenses of distributing its shares. As of December 1997, each Fund's Rule 12b-1 Plan has been separated from its distribution agreement.

Expenses of the Funds and of KDI in connection with the Rule 12b-1 plans for the Class B and Class C shares are set forth below (except for the Opportunity Fund which commenced operations on October 1, 1997). A portion of the marketing, sales and operating expenses shown below could be considered overhead expense.


                                               CONTINGENT
                                                DEFERRED                    DISTRIBUTION
                                DISTRIBUTION     SALES          TOTAL       FEES PAID BY
                                 FEES PAID      CHARGES     DISTRIBUTION     KDI TO KDI
                       FISCAL     BY FUND       PAID TO     FEES PAID BY     AFFILIATED
   CLASS B SHARES       YEAR       TO KDI         KDI       KDI TO FIRMS       FIRMS
   --------------      ------   ------------   ----------   ------------    ------------
Adjustable Rate......   1997    $    51,000       31,000        112,000              0
                        1996    $    42,000       19,000         56,000          5,000
                        1995    $    35,000       30,000        116,000         41,000
Diversified..........   1997    $ 2,148,000      419,000      2,911,000              0
                        1996    $ 1,909,000      446,000      1,739,000         54,000
                        1995    $ 1,925,000      688,000      1,155,000        133,000
Government...........   1997    $   528,000      234,000        665,000              0
                        1996    $   475,000      181,000      1,206,000         34,000
                        1995    $   254,000       91,000      1,495,000        200,000
High Yield...........   1997    $ 8,925,000    1,473,000     16,578,000              0
                        1996    $ 7,450,000    1,324,000      7,288,000         91,000
                        1995    $ 7,344,000    1,785,000      3,986,000        574,000
Income and
  Capital............   1997    $   600,000      211,000        588,000              0
                        1996    $   572,000      146,000      1,393,000         89,000
                        1995    $   289,000       86,000        876,000        113,000
Mortgage.............   1997    $ 6,685,000    1,362,000        640,000              0
                        1996    $ 9,328,000    2,147,000        982,000         22,000
                        1995+   $15,132,000    4,977,000      1,496,000        156,000
Short-Intermediate
  Government.........   1997    $ 1,071,000      327,000        335,000              0
                        1996    $ 1,403,000      486,000        378,000          2,000
                        1995+   $ 1,979,000    1,011,000        699,000         64,000


                                 OTHER DISTRIBUTION EXPENSES PAID BY KDI
                       ------------------------------------------------------------
                       ADVERTISING                MARKETING     MISC.
                           AND       PROSPECTUS   AND SALES   OPERATING   INTEREST
   CLASS B SHARES      LITERATURE     PRINTING    EXPENSES    EXPENSES     EXPENSE
   --------------      -----------   ----------   ---------   ---------   --------
Adjustable Rate......      10,000       1,000        25,000    492,000       36,000
                           13,000       1,000        31,000     12,000       26,000
                           13,000       3,000        69,000     22,000       18,000
Diversified..........     368,000      26,000     1,018,000    121,000      640,000
                          409,000      33,000       871,000    165,000      468,000
                          115,000      16,000       586,000     97,000      452,000
Government...........     116,000       8,000       303,000     43,000      405,000
                          336,000      27,000       690,000    135,000      308,000
                          131,000       8,000       681,000     86,000      136,000
High Yield...........   2,127,000     153,000     5,700,000    583,000    1,500,000
                        1,549,000     119,000     3,416,000    638,000      567,000
                          335,000      45,000     2,075,000    281,000      461,000
Income and
  Capital............      97,000       7,000       254,000     39,000      378,000
                          390,000      31,000       804,000    132,000      295,000
                           70,000       7,000       354,000     59,000      104,000
Mortgage.............     116,000       8,000       300,000     57,000          -0-
                          325,000      23,000       656,000    119,000      514,000
                          165,000      72,000       979,000    147,000    1,911,000
Short-Intermediate
  Government.........      52,000       4,000       136,000     31,000          -0-
                          111,000       9,000       235,000     44,000          -0-
                           78,000      21,000       416,000     73,000       14,000


---------------
+ Includes amounts paid during the fiscal year ended July 31, 1995 and the fiscal period from August 1, 1995 to September 30, 1995.

                                                                                DISTRIBUTION
                                                    CONTINGENT      TOTAL        FEES PAID
                                     DISTRIBUTION    DEFERRED    DISTRIBUTION      BY KDI
                                      FEES PAID       SALES       FEES PAID        TO KDI
                                       BY FUND       CHARGES      BY KDI TO      AFFILIATED
   CLASS C SHARES      FISCAL YEAR      TO KDI        TO KDI        FIRMS          FIRMS
   --------------      -----------   ------------   ----------   ------------   ------------
Adjustable Rate......      1997        $  9,000            0         8,000             0
                           1996        $  9,000            0         9,000             0
                           1995        $  8,000          N/A        11,000         4,000
Diversified..........      1997        $ 83,000        5,000       106,000             0
                           1996        $ 33,000            0        52,000             0
                           1995        $ 14,000          N/A        14,000         1,000
Government...........      1997        $ 62,000        1,000        72,000             0
                           1996        $ 51,000        1,000        60,000             0
                           1995        $ 19,000          N/A        19,000         2,000
High Yield...........      1997        $657,000       58,000       944,000             0
                           1996        $245,000        3,000       370,000             0
                           1995        $ 68,000          N/A        67,000         8,000
Income and Capital...      1997        $ 53,000        2,000        60,000             0
                           1996        $ 31,000        1,000        42,000             0
                           1995        $ 12,000          N/A        12,000         1,000
Mortgage.............      1997        $ 16,000        1,000        21,000             0
                           1996        $ 12,000            0        15,000             0
                           1995+       $  5,000          N/A         5,000         1,000
Short-Intermediate
  Government.........      1997        $ 34,000        3,000        42,000             0
                           1996        $ 25,000        1,000        29,000             0
                           1995+       $ 19,000          N/A        42,000         3,000


                                 OTHER DISTRIBUTION EXPENSES PAID BY KDI
                       -----------------------------------------------------------
                       ADVERTISING                MARKETING     MISC.
                           AND       PROSPECTUS   AND SALES   OPERATING   INTEREST
   CLASS C SHARES      LITERATURE     PRINTING    EXPENSES    EXPENSES    EXPENSES
   --------------      -----------   ----------   ---------   ---------   --------
Adjustable Rate......      4,000            0        11,000     61,000     12,000
                           9,000        1,000        20,000      8,000      8,000
                           6,000        2,000        32,000     14,000      4,000
Diversified..........     49,000        4,000       136,000     24,000     29,000
                          34,000        3,000        54,000     14,000     12,000
                           8,000        1,000        42,000     14,000      5,000
Government...........     16,000        1,000        44,000      8,000     30,000
                          57,000        5,000       113,000      8,000     19,000
                          11,000        1,000        60,000     14,000      4,000
High Yield...........    411,000       29,000     1,111,000    128,000    210,000
                         316,000       23,000       559,000     90,000     79,000
                          41,000        4,000       250,000     44,000     18,000
Income and Capital...     23,000        2,000        60,000     16,000     24,000
                          40,000        3,000        86,000      2,000     12,000
                           7,000        1,000        34,000     11,000      2,000
Mortgage.............      7,000            0        19,000      5,000      8,000
                           8,000        1,000        17,000      1,000      5,000
                           4,000        1,000        23,000     12,000      2,000
Short-Intermediate
  Government.........     18,000        1,000        50,000     16,000     28,000
                          36,000        3,000        76,000     12,000     17,000
                          15,000        4,000        79,000     21,000      8,000


---------------
 + Includes amounts paid during the fiscal year ended July 31, 1995 and the fiscal period from August 1, 1995 to September 30, 1995.


ADMINISTRATIVE SERVICES. Administrative services are provided to each Fund under an administrative services agreement ("administrative agreement") with KDI. KDI bears all its expenses of providing services pursuant to the administrative agreement between KDI and the Fund, including the payment of service fees. For the services under the administrative agreement, each Fund pays KDI an administrative services fee, payable monthly, at the annual rate of up to .25% of average daily net assets of Class A, B and C shares of the Fund.



KDI has entered into related arrangements with various broker-dealer firms and other service or administrative firms ("firms"), that provide services and facilities for their customers or clients who are investors of the Fund. The firms provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing information and services to their clients. Such services and assistance may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Fund, assistance to clients in changing dividend and investment options, account designations and addresses and such other administrative services as may be agreed upon from time to time and permitted by applicable statute, rule or regulation. With respect to Class A shares, KDI pays each firm a service fee, normally payable quarterly, at an annual rate of (a) up to .15% (.25% for the Mortgage and Short-Intermediate Government Funds) of the net assets in Fund accounts that it maintains and services attributable to Class A shares acquired prior to October 1, 1993, and (b) up to .25% of net assets of those accounts that it maintains and services attributable to Class A shares acquired on or after October 1, 1993, in each case commencing with the month after investment. With respect to Class B shares and Class C shares, KDI currently advances to firms the first-year service fee at a rate of up to .25% of the purchase price of such shares. For periods after the first year, KDI currently intends to pay firms a service fee at an annual rate of up to .25% (calculated monthly and normally paid quarterly) of the net assets attributable to Class B and Class C shares maintained and serviced by the firm and the fee continues until terminated by KDI or the Fund. Firms to which service fees may be paid include affiliates of KDI.



The following information concerns the administrative services fee paid by each Fund to KDI (except the Opportunity Fund which commenced operations on October 1, 1997).



                                           ADMINISTRATIVE SERVICE FEES      TOTAL SERVICE FEES PAID BY    SERVICE FEES PAID BY KDI
                                                   PAID BY FUND                    KDI TO FIRMS           TO KDI AFFILIATED FIRMS
                                         --------------------------------   ---------------------------   ------------------------
          FUND             FISCAL YEAR    CLASS A      CLASS B    CLASS C
          ----             -----------    -------      -------    -------
Adjustable Rate..........     1997       $  169,000      17,000     3,000              188,000                           0
                              1996       $  213,000      14,000     3,000              231,000                       5,000
                              1995       $  299,000      11,000     2,000              320,000                      76,000
Diversified..............     1997       $1,131,000     705,000    28,000            1,930,000                       9,000
                              1996       $1,020,000     624,000    11,000            1,692,000                      55,000
                              1995       $  952,000     620,000     5,000            1,582,000                     203,000
Government...............     1997       $6,821,000     173,000    19,000            7,053,000                      35,000
                              1996       $7,542,000     159,000    15,000            7,728,000                     329,000
                              1995       $7,831,000      84,000     6,000            7,965,000                   1,161,000
High Yield...............     1997       $6,462,000   2,917,000   217,000           10,067,000                      49,000
                              1996       $5,075,000   2,469,000    83,000            7,844,000                     134,000
                              1995       $4,323,000   2,400,000    22,000            6,730,000                     783,000
Income and Capital.......     1997       $  992,000     199,000    18,000            1,207,000                       6,000
                              1996       $  950,000     185,000    10,000            1,167,000                      39,000
                              1995       $  856,000      95,000     4,000              980,000                     108,000
Mortgage.................     1997       $4,354,000   2,139,000     5,000            6,503,000                      73,000
                              1996       $4,751,000   2,978,000     4,000            7,729,000                     301,000
                              1995+      $5,402,000   4,811,000     2,000           10,164,000                   1,280,000
Short-Intermediate
  Government.............     1997       $   88,000     345,000    12,000              450,000                           0
                              1996       $   80,000     453,000     8,000              546,000                      11,000
                              1995+      $   69,000     640,000     6,000              698,000                      60,000


---------------
 + Includes amounts paid during fiscal year ended July 31, 1995 and the fiscal period from August 1, 1995 to September 30, 1995.


KDI also may provide some of the above services and may retain any portion of the fee under the administrative agreement not paid to firms to compensate itself for administrative functions performed for a Fund. Currently, however, the administrative services fee payable to KDI is based only upon Fund assets in accounts for which a firm provides administrative services and it is intended that KDI will pay all the administrative services fee that it receives from a Fund to firms in the form of service fees. The effective administrative services fee rate to be charged against all assets of a Fund while this procedure is in effect will depend upon the proportion of Fund assets that is in accounts for which a firm of record provides administrative services, as well as (except for the Mortgage and Short-Intermediate Government Funds), with respect to Class A shares, the date when shares representing such assets were purchased. The Board of Trustees of a Fund, in its discretion, may approve basing the fee to KDI on all Fund assets in the future.



Certain trustees or officers of the Funds are also directors or officers of ZKI, ZIML or KDI as indicated under "Officers and Trustees."



CUSTODIAN, TRANSFER AGENT AND SHAREHOLDER SERVICE AGENT. Investors Fiduciary Trust Company ("IFTC"), 801 Pennsylvania Avenue, Kansas City, Missouri 64105, as custodian, and State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as sub-custodian, have custody of all securities and cash of each Fund maintained in the United States. The Chase Manhattan Bank, Chase MetroTech Center, Brooklyn,

New York 11245, as custodian, has custody of all securities and cash of each Fund held outside of the United States. They attend to the collection of principal and income, and payment for and collection of proceeds of securities bought and sold by each Fund. IFTC is also each Fund's transfer agent and dividend-paying agent. Pursuant to a services agreement with IFTC, Kemper Service Company ("KSvC"), an affiliate of ZKI, serves as "Shareholder Service Agent" of each Fund, and as such, performs all of IFTC's duties as transfer agent and dividend paying agent. IFTC receives as transfer agent, and pays to ZKSC, annual account fees of $6 per account plus account set up, transaction and maintenance charges, annual fees associated with the contingent deferred sales charge (Class B only) and out-of-pocket expense reimbursement. IFTC's fee is reduced by certain earnings credits in favor of the Fund. The following shows for each Fund's 1997 fiscal year the shareholder service fees IFTC remitted to KSvC (except for the Opportunity Fund which commenced operations on October 1, 1997).



                            FUND                                   FEES TO KSVC
                            ----                                   ------------
Adjustable Rate.............................................        $  249,000
Diversified.................................................         1,681,000
Government..................................................         3,598,000
High Yield..................................................         4,802,000
Income and Capital..........................................           937,000
Mortgage....................................................         3,192,000
Short-Intermediate Government...............................           560,000


INDEPENDENT AUDITORS AND REPORTS TO SHAREHOLDERS. The Funds' independent auditors, Ernst & Young LLP, 233 South Wacker Drive, Chicago, Illinois 60606, audit and report on the Funds' annual financial statements, review certain regulatory reports and the Funds' federal income tax returns, and perform other professional accounting, auditing, tax and advisory services when engaged to do so by the Funds. Shareholders will receive annual audited financial statements and semi-annual unaudited financial statements.


LEGAL COUNSEL. Vedder, Price, Kaufmann & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601, serves as legal counsel to each Fund.


PURCHASE AND REDEMPTION OF SHARES


As described in the Funds' prospectus, shares of a Fund are sold at their public offering price, which is the net asset value per share of the Fund next determined after an order is received in proper form plus, with respect to Class A shares of each Fund, an initial sales charge. The minimum initial investment is $1,000 and the minimum subsequent investment is $100 but such minimum amounts may be changed at any time. See the prospectus for certain exceptions to these minimums. An order for the purchase of shares that is accompanied by a check drawn on a foreign bank (other than a check drawn on a Canadian bank in U.S. Dollars) will not be considered in proper form and will not be processed unless and until the Fund determines that it has received payment of the proceeds of the check. The time required for such a determination will vary and cannot be determined in advance.


Upon receipt by the Shareholder Service Agent of a request for redemption, shares of a Fund will be redeemed by the Fund at the applicable net asset value per share of such Fund as described in the Funds' prospectus.

Scheduled variations in or the elimination of the initial sales charge for purchases of Class A shares or the contingent deferred sales charge for redemption of Class B or Class C shares by certain classes of persons or through certain types of transactions as described in the prospectus are provided because of anticipated economies in sales and sales related efforts.

A Fund may suspend the right of redemption or delay payment more than seven days
(a) during any period when the New York Stock Exchange ("Exchange") is closed other than customary weekend and holiday closings or during any period in which trading on the Exchange is restricted, (b) during any period when an emergency exists as a result of which (i) disposal of a Fund's investments is not reasonably practicable, or (ii) it is not reasonably practicable for the Fund to determine the value of its net assets, or (c) for such other periods as the Securities and Exchange Commission may by order permit for the protection of a Fund's shareholders.

The conversion of Class B shares to Class A shares may be subject to the continuing availability of an opinion of counsel, ruling by the Internal Revenue Service or other assurance acceptable to each Fund to the effect that (a) the assessment of the distribution services fee with respect to Class B shares and not Class A shares does not result in the Fund's dividends constituting "preferential dividends" under the Internal Revenue Code, and (b) that the conversion of Class B shares to Class A shares does not constitute a taxable event under the Internal Revenue Code. The conversion of Class B shares to Class A shares may be suspended if such assurance is not available. In that event, no further conversions of Class B shares would occur, and shares might continue to be subject to the distribution services fee for an indefinite period that may extend beyond the proposed conversion date as described in the prospectus.

DIVIDENDS AND TAXES


DIVIDENDS. Each Fund normally declares and distributes monthly dividends of net investment income and distributes any net realized capital gains at least annually.



A Fund may at any time vary its foregoing dividend practices and, therefore, reserves the right from time to time to either distribute or retain for reinvestment such of its net investment income and its net short-term and long-term capital gains as the Board of Trustees of the Fund determines appropriate under the then current circumstances. In particular, and without limiting the foregoing, a Fund may make additional distributions of net investment income or capital gain net income in order to satisfy the minimum distribution requirements contained in the Internal Revenue Code (the "Code"). Dividends will be reinvested in shares of the Fund paying such dividends unless shareholders indicate in writing that they wish to receive them in cash or in shares of other Kemper Funds as described in the prospectus.


The level of income dividends per share (as a percentage of net asset value) will be lower for Class B and Class C shares than for Class A shares primarily as a result of the distribution services fee applicable to Class B and Class C shares. Distributions of capital gains, if any, will be paid in the same amount for each class.


TAXES. Each Fund intends to continue to qualify as a regulated investment company under Subchapter M of the Code and, if so qualified, will not be liable for federal income taxes to the extent its earnings are distributed. One of the Subchapter M requirements to be satisfied is that less than 30% of a Fund's gross income during its fiscal year must be derived from gains (not reduced by losses) from the sale or other disposition of securities and certain other investments held for less than three months. This requirement has been eliminated by the Taxpayer Relief Act of 1997 for fiscal years beginning after August 5, 1997. As long as the requirement applies a Fund may be limited in its options, futures and foreign currency transactions in order to prevent recognition of such gains.


A Fund's options, futures and foreign currency transactions are subject to special tax provisions that may accelerate or defer recognition of certain gains or losses, change the character of certain gains or losses, or alter the holding periods of certain of the Fund's securities.

The mark-to-market rules of the Code may require a Fund to recognize unrealized gains and losses on certain options and futures held by the Fund at the end of the fiscal year. Under these provisions, 60% of any capital gain or loss recognized will generally be treated as long-term and 40% as short-term. However, although certain forward contracts on foreign currency are marked-to-market, the gain or loss is generally ordinary under Section 988 of the Code. In addition, the straddle rules of the Code would require deferral of certain losses realized on positions of a straddle to the extent that the Fund had unrealized gains in offsetting positions at year end.

Gains and losses attributable to fluctuations in the value of foreign currencies will be characterized generally as ordinary gain or loss under Section 988 of the Code. For example, if a Fund sold a foreign bond and part of the gain or loss on the sale was attributable to an increase or decrease in the value of a foreign currency, then the currency gain or loss may be treated as ordinary income or loss. If such transactions result in greater net ordinary income, the dividends paid by the Fund will be increased; if the result of such transactions is lower net ordinary income, a portion of dividends paid could be classified as a return of capital.


At August 31, 1997 the Adjustable Rate Fund had an accumulated net realized capital loss for federal income tax purposes of approximately $10,622,000, which is available to offset future taxable capital gains. If not applied, the carryover expires during the period 1998 through 2004. The Fund does not intend to distribute realized capital gains until the capital loss carryover is exhausted.



At October 31, 1997 the Diversified Fund had an accumulated net realized capital loss for federal income tax purposes of approximately $126,968,000, which is available to offset future taxable capital gains. If not applied, the carryover expires during the period 1998 through 2003. The Fund does not intend to distribute realized capital gains until the capital loss carryover is exhausted.



At October 31, 1997, the Government Fund had an accumulated net realized capital loss for federal income tax purposes of approximately $679,036,000, which is available to offset future taxable capital gains. If not applied, the carryover expires during the period 1998 through 2004. The Fund does not intend to distribute realized capital gains until the capital loss carryover is exhausted.



At October 31, 1997, the Income and Capital Fund had an accumulated net realized capital loss for federal income tax purposes of approximately $16,124,000, which is available to offset future taxable capital gains. If not applied, the carryover expires during the period 2002 through 2003. The Fund does not intend to distribute realized capital gains until the capital loss carryover is exhausted.



At September 30, 1997, the High Yield Fund had an accumulated net realized capital loss for federal income tax purposes of approximately $151,654,000, which is available to offset future taxable capital gains. If not applied, the carryover expires during the period 1998 through 2006. The Fund does not intend to distribute realized capital gains until the capital loss carryover is exhausted.



At September 30, 1997, the Mortgage Fund had an accumulated net realized capital loss for federal income tax purposes of approximately $894,044,000, which is available to offset future taxable capital gains. If not applied, the carryover expires during the period 1998 through 2006. The Fund does not intend to distribute realized capital gains until the capital loss carryover is exhausted.



At September 30, 1997, the Short-Intermediate Government Fund had an accumulated net realized capital loss for federal income tax purposes of approximately $22,500,000, which is available to offset future taxable capital gains. If not applied, the carryover expires during the period 2002 through 2006. The Fund does not intend to distribute realized capital gains until the capital loss carryover is exhausted.


A 4% excise tax is imposed on the excess of the required distribution for a calendar year over the distributed amount for such calendar year. The required distribution is the sum of 98% of a Fund's net investment income for the calendar year plus 98% of its capital gain net income for the one-year period ending October 31, plus any undistributed net investment income from the prior calendar year, plus any undistributed capital gain net income from the one year period ended October 31 in the prior calendar year, minus any overdistribution in the prior calendar year. For purposes of calculating the required distribution, foreign currency gains or losses occurring after October 31 are taken into account in the following calendar year. Each Fund intends to declare or distribute dividends during the appropriate periods of an amount sufficient to prevent imposition of the 4% excise tax.


A shareholder who redeems shares of a Fund will recognize capital gain or loss for federal income tax purposes measured by the difference between the value of the shares redeemed and the adjusted cost basis of the shares. Any loss recognized on the redemption of Fund shares held six months or less will be treated as long-term capital loss to the extent that the shareholder has received any long-term capital gain dividends on such shares. A shareholder who has redeemed shares of a Fund (other than shares of the Kemper Cash Reserves Fund not acquired by exchange from another Kemper Mutual Fund) or other Kemper Mutual Fund listed in the prospectus under "Special Features--Class A Shares--Combined Purchases" may reinvest the amount redeemed at net asset value at the time of the reinvestment in shares of any Fund or in shares of a Kemper Mutual Fund within six months of the redemption as described in the prospectus under "Redemption or Repurchase of Shares--Reinvestment Privilege." If redeemed shares were purchased after October 3, 1989 and were held less than 91 days, then the lesser of (a) the sales charge waived on the reinvested shares, or (b) the sales charge incurred on the redeemed shares, is included in the basis of the reinvested shares and is not included in the basis of the redeemed shares. If a shareholder realized a loss on the redemption or exchange of a Fund's shares and reinvests in shares of the same Fund within 30 days before or after the redemption or exchange, the transactions may be subject to the wash sale rules resulting in a postponement of the recognition of such loss for federal income tax purposes. An exchange of a Fund's shares for shares of another fund is treated as a redemption and reinvestment for federal income tax purposes upon which gain or loss may be recognized.

A Fund's investment income derived from foreign securities and certain American Depositary Receipts may be subject to foreign income taxes withheld at the source. Because the amount of a Fund's investments in various countries will change from time to time, it is not possible to determine the effective rate of such taxes in advance.

Shareholders who are non-resident aliens are subject to U.S. withholding tax on ordinary income dividends (whether received in cash or shares) at a rate of 30% or such lower rate as prescribed by any applicable tax treaty.

PERFORMANCE


As described in the prospectus, each Fund's historical performance or return for a class of shares may be shown in the form of "yield" and "average annual total return" and "total return" figures. These various measures of performance are described below. Performance information will be computed separately for each class. ZKI agreed to waive its management fee and to absorb certain operating expenses for the Adjustable Rate Fund for the periods and to the extent specified in this Statement of Additional Information. See "Investment Manager and Underwriter." Because of this waiver and expense absorption, the performance results for the Adjustable Rate Fund may be shown with and without the effect of this waiver and expense absorption. Performance results not giving effect to waivers and expense absorptions will be lower.


Yield is a measure of the net investment income per share earned over a specific one month or 30-day period expressed as a percentage of the maximum offering price of a Fund's shares at the end of the period. Average annual total return and total return measure both the net investment income generated by, and the effect of any realized or unrealized appreciation or depreciation of, the underlying investments in the Fund's portfolio.


A Fund's yield is computed in accordance with a standardized method prescribed by rules of the Securities and Exchange Commission. Each Fund's yield shown below is based on the one month period ended as noted (except for the Opportunity Fund which commenced operations on October 1, 1997).



                                                                CLASS A    CLASS B    CLASS C
                    FUND (PERIOD ENDED)                         SHARES     SHARES     SHARES
                    -------------------                         -------    -------    -------
Adjustable Rate (8/31/97)...................................     5.00%      4.48%      4.52%
Diversified (10/31/97)......................................     6.54       5.86       5.95
Government (10/31/97).......................................     6.11       5.44       5.48
High Yield (9/30/97)........................................     7.86       7.34       7.36
Income and Capital (10/31/97)...............................     5.42       4.75       4.77
Mortgage (9/30/97)..........................................     6.07       5.48       5.60
Short-Intermediate Government (9/30/97).....................     4.87       4.23       4.38


Each Fund's yield is computed by dividing the net investment income per share earned during the specified one month or 30-day period by the maximum offering price per share (which is net asset value for Class B and Class C shares) on the last day of the period, according to the following formula:

               a - b
               -----    6
YIELD = 2 [ (   cd   +1) - 1]